ALARIS Medical Systems, Inc.
Corporate Headquarters
10221 Wateridge Circle
San Diego, CA
(858) 458-7000
(858) 458-7760 (fax)

News Release

AT THE COMPANY:
William C. Bopp Sr. VP & CFO 7/30/03 only:011-44-781-0181203 After 7/30/03: 858 458-7994

FOR IMMEDIATE RELEASE
July 30, 2003

ALARIS MEDICAL SYSTEMS REPORTS SECOND QUARTER RESULTS

SALES GROW 18%; INCOME FROM OPERATIONS INCREASES 39%;
RECAPITALIZATION HIGHLIGHTED

SAN DIEGO, CA, July 30, 2003 – ALARIS Medical Systems, Inc. (AMEX:AMI) today reported that sales for the quarter ended June 30, 2003 increased 18% to $127.8 million compared with $108.5 million for the same period in 2002. The increase in sales was at the high end of the Company’s increased guidance of 16% to 18% issued on June 30, 2003. Income from operations increased 39% to $22.3 million compared with $16.0 million for the second quarter of 2002.

The Company’s previously announced recapitalization resulted in $66.2 million of charges ($40.5 million net of tax, or $.67 per share) in the quarter. As a result, ALARIS reported a net loss of $35.9 million, or $.59 per share for the second quarter of 2003. Excluding the recapitalization expenses, earnings per share would have been $.07 for the quarter, compared with $.02 per share for the second quarter of 2002. The Company had previously forecasted second quarter earnings to be $.03 to $.05 per share, also exclusive of recapitalization charges.

At the April 30, 2003 annual shareholders meeting, shareholders approved authorizing an additional 10,000,000 shares of common stock. The public sale of these additional 10,000,000 shares at $12.50 per share enabled the Company to accomplish a complete recapitalization that also included the sale of $175 million aggregate principal amount of 7¼% senior subordinated notes due 2011, and tender offers to retire all of the Company’s prior outstanding debt. The Company also established a new credit facility providing for a six-year $245 million bank term loan and a five-year $30 million revolving credit facility. Total net proceeds from the sales and the credit facility were $522.5 million and were used, in addition to $51 million of existing cash, to repurchase the existing debt of the Company and pay related fees and expenses. The recapitalization, along with repurchases of debt during 2003, reduced the Company’s debt by $107 million, to $420 million, and reduces the Company’s projected annual interest expense by approximately $33 million when compared with its full year 2002 interest expense. The pre-tax charge of $66.2 million ($40.5 million net of tax) related primarily to the expenses to retire the previous debt and the write-off of related unamortized debt issuance costs.

ALARIS Medical Systems Reports Second Quarter Results

On a pro forma basis, assuming the recapitalization had occurred on January 1, 2003, and excluding the charge relating to recapitalization expenses we recorded in the second quarter of 2003, net income for the second quarter of 2003 would have been $9.5 million and net income per common share, on a fully diluted basis, would have been $.13. Net income for the first half of 2003 would have been $17.9 million and net income per common share, on a fully diluted basis, would have been $.24. (See “Supplemental Schedule Reconciling GAAP Data to Pro Forma Non-GAAP Data” at the end of this release for the reconciliation of net income and net income per common share to this pro forma data, which are non-GAAP financial measures, as well as a discussion of the reasons that management believes the presentation of such information is useful for investors.)

David L. Schlotterbeck, president and chief executive officer, said, “I couldn’t be more pleased with the second quarter results delivered by the ALARIS organization. While half of our senior team focused on delivering our operating results, the other half executed our recapitalization. This group continues to demonstrate its versatility and breadth.”

Schlotterbeck continued, “I would like to thank the holders of ALARIS’s debt and equity for making possible such a dramatic improvement in our business. As we fuel our continued growth through a stream of new products, our new capital structure allows us to steadily improve our credit characteristics by paying down our debt. ALARIS has entered a new chapter in its performance.”

Second Quarter 2003 Results

        Sales. For the three months ended June 30, 2003, sales were $127.8 million, an increase of $19.2 million, or 18%, over the same period in the prior year. If currency exchange rates for the second quarter of 2003 had prevailed during the second quarter of 2002, sales would have been $114.3 million for the second quarter of 2002. Thus, excluding the effects of currency changes, the increase in sales for the second quarter of 2003 was $13.5 million, or 12%, over the second quarter of 2002.

Higher volumes of both drug infusion instruments and disposable administration sets were the primary factors leading to the increase in North America sales of $10.4 million, or 13%, over the prior year. The increase in infusion instruments was primarily due to sales of the Medley™ Medication Safety System and our proprietary Guardrails® Safety Software. We believe the increase in sales of dedicated disposables was due to an increase in our installed base of infusion devices. The increase in other disposables and service was due to approximately $2.2 million in additional sales of SmartSite® Needle-Free systems over the second quarter 2002. The increase in sales of drug infusion products in North America was partially offset by lower volumes of patient monitoring instruments and associated disposables compared with the prior year.

International sales for the second quarter of 2003 increased $8.9 million, or 29%, compared with the same period in the prior year. Excluding the effects of currency changes, International sales for the second quarter of 2003 increased 9% over the second quarter of 2002. This increase was due to higher volumes of, and revenues from, large volume pumps, syringe pumps, dedicated disposable administration sets, SmartSite® Needle-Free systems and Service.

For the six months ended June 30, 2003, sales were $248.9 million, an increase of $36.0 million, or 17%, over the same period in the prior year. If currency exchange rates for the six months ended June 30, 2003 had prevailed during the same period in 2002, sales would have been $224.4 million for the six months ended June 30, 2002. Thus, excluding the effects of currency changes, the increase in sales for the six months ended June 30, 2003 was $24.5 million, or 11%, over the same period in 2002.

ALARIS Medical Systems Reports Second Quarter Results

        Gross Profit. Gross profit increased $14.5 million, or 27%, for the quarter ended June 30, 2003, compared with the same quarter in the prior year. The gross margin percentage increased to 53.7% for the second quarter of 2003, from 49.9% for the second quarter of 2002. Excluding the effects of currency changes, gross profit for the second quarter of 2003 would have increased $10.4 million from the second quarter of 2002 and the gross margin percentage for the second quarter of 2002 would have been 50.9%. In both North America and International, the improved margin percentage was due to increased volume of products manufactured and sold, an increased percentage of revenues from sales of software products that carry a higher margin than equipment and disposables, and generally lower product costs resulting from improved manufacturing efficiencies.

        Selling and Marketing Expenses. Selling and marketing expenses increased $4.5 million, or 21%, for the quarter ended June 30, 2003, compared with the same period in 2002, primarily due to increased selling costs associated with higher sales volume in the second quarter of 2003 compared with the second quarter of 2002 and to higher sales and marketing costs related to increased personnel, consulting and related activities supporting the continued deployment of our medication safety strategy. As a percentage of sales, selling and marketing expenses increased to 20.0% for the second quarter of 2003 from 19.4% for the second quarter of 2002. Excluding the effects of currency changes, the increase in selling and marketing expenses for the second quarter of 2003 would have been $3.3 million, or 15%, compared with the second quarter of 2002.

        General and Administrative Expenses. General and administrative expenses increased $1.6 million, or 16%, for the quarter ended June 30, 2003, compared with the same period in the prior year. As a percentage of sales, general and administrative expenses decreased to 9.5% for the second quarter of 2003, from 9.7% for the second quarter of 2002. Excluding the effects of currency changes, the increase in general and administrative expenses for the second quarter of 2003 would have been $1.2 million, or 11%, compared with the second quarter of 2002. Increases in administrative expenses were largely due to higher depreciation, legal and other professional services, and medical insurance expense over the same period in the prior year.

        Research and Development Expenses. Research and development expenses increased approximately $1.9 million, or 25%, for the quarter ended June 30, 2003, compared with the same period in the prior year. The increase was due to spending associated with new product development primarily related to our medication safety strategy, including increased spending on new products for the international market. This higher spending was primarily in the form of increased salaries and benefits and outside consulting. Research and development expenses increased to 7.4% of sales for the second quarter of 2003, compared with 7.0% of sales for the second quarter of 2002.

        Restructuring and Other Non-Recurring Items. In the first quarter of 2002, we recorded a non-recurring benefit of $1.1 million for an insurance settlement. The settlement related to damages and losses incurred at one of our disposable products manufacturing plants in Mexico in 1993 as a result of flooding. The contingency related to the insurance settlement was resolved in the first quarter of 2002, when we received proceeds of $1.0 million and notification of an additional payment due of $.1 million, which we received during April 2002.

During the first quarter of 2002, we initiated a plan to restructure our Central European technical services. In connection with this plan, we recorded a charge of $.5 million which included $.4 million for severance costs for 21 positions affected by the relocation of our German operations and $.1 million related to lease termination payments. As of June 30, 2003, all severance payments had been made to the identified employees.

ALARIS Medical Systems Reports Second Quarter Results

        Interest Income from Sales-Type Capital Leases. Interest income from sales-type capital leases decreased $.2 million, or 22%, for the quarter ended June 30, 2003, compared with the same quarter in 2002 due to a decrease in the contract portfolio as more customers have utilized third party financing.

        Interest Income. Interest income was constant for the quarter ended June 30, 2003, compared with the same quarter in 2002. While the average cash balance was higher than the same period in 2002, the yield earned on such balances was lower due to lower interest rates during the second quarter of 2003.

        Interest Expense. Interest expense decreased $.4 million, or 2%, for the quarter ended June 30, 2003, compared with the same period in the prior year, primarily as a result of the repurchase in February 2003 of $25 million of Senior Discount Notes.

        Recapitalization Expenses. In connection with the recapitalization, we recorded a pretax charge of $66.2 million ($40.5 million, net of tax, or $.67 per share) for the quarter ended June 30, 2003. This charge includes premiums (representing the excess of tender offer purchase prices over principal amounts of purchased indebtedness) and consent payments in connection with the tender offers and consent solicitations of $54.3 million, the write-off of related unamortized debt issuance costs of $9.9 million and other related costs of $2.0 million.

Excluding this charge, net income for the quarter would have been $4.6 million and net income per common share, on a fully diluted basis, would have been $.07. On a pro forma basis, assuming the recapitalization had occurred on January 1, 2003, and excluding the charge relating to recapitalization expenses that we recorded in the second quarter of 2003, net income for the three months ended June 30, 2003 would have been $9.5 million and net income per common share, on a fully diluted basis, would have been $.13. Net income for the first half of 2003 would have been $17.9 million and net income per common share, on a fully diluted basis, would have been $.24.

[We refer the reader to “Supplemental Schedule Reconciling GAAP Data to Pro Forma Non-GAAP Data” which follows the financial statements in this release for a reconciliation of net income and net income per common share to this pro forma data, which are non-GAAP financial measures, as well as a discussion of the reasons that management believes the presentation of such information is useful for investors.]

        Other, Net. Other, net expenses increased $.9 million for the quarter ended June 30, 2003, compared with the same quarter in 2002 primarily due to higher charges incurred to settle foreign currency contracts and premium costs for currency option contracts.

Financial Position

At June 30, 2003, ALARIS Medical Systems reported long-term debt of $420.0 million (including current portion) and cash of $30.7 million. This represents a $107.4 million reduction in total since December 31, 2002. In July 2003, the Company further reduced its total debt by making a $10 million prepayment of principal under its new term loan with the net proceeds received from the sale of the final 900,000 shares of common stock in the equity offering.

Cash provided by operations was $57.1 million for the first half of 2003 compared with $17.5 million for the same period in 2002. The Company had a $30 million undrawn credit line and $30.7 million in cash on the balance sheet at June 30, 2003, compared with no credit line and $69.7 million at year-end 2002, with the primary decrease a result of the on-hand cash used to complete our recapitalization.

ALARIS Medical Systems Reports Second Quarter Results

Recent Key Developments:

o	The Company announced the launch of its syringe module for the Medley™Medication Safety System with its proprietary Guardrails® Safety Software. The Medley™ Syringe Module release is part of the third major enhancement to the expanding “smart” modular platform, which additionally includes software upgrades to the current system. These enhancements are available to current and new customers. The lightweight Medley™ Syringe Module provides precision for the delivery of concentrated drugs and easily attaches to the Medley™ System, a modular point-of-care computer system that incorporates the Guardrails®Safety Software for safer medication delivery. With the addition of the Medley™ Syringe Module, ALARIS Medical Systems is the only provider of error-prevention software in a modular system that includes syringe delivery, large volume infusion therapy and monitoring in a single platform. The Company is now providing the Guardrails® Software safety net to an expansive range of IV infusions covering Anesthesia, Pediatric and Neonatal ICU areas that rely heavily on syringe pump technology

o	The Company announced that its SmartSite®Plus Needle-Free Valve won the Gold Medical Design Excellence Award (MDEA).The Gold Award was announced during the Medical Design & Manufacturing Conference and Exposition at the Jacob K. Javits Convention Center in New York City. The SmartSite®Plus Needle-Free Valve, released in 2002, is the latest addition to the ALARIS®SmartSite® Needle-Free System line of products. The SmartSite® Plus Needle-Free Valve is designed to enhance the safety of patients and caregivers by providing passive, needle-free access to intravenous (IV) systems, thereby helping to reduce the danger of accidental needlesticks. The SmartSite®Plus Needle-Free Valve is currently used in all professional health care environments including hospitals, home health care, critical care and emergency medicine for the delivery of fluids, medications, blood and blood products.

o	On April 25, 2003, the ALARIS® Center for Medication Safety and Clinical Improvement hosted a one-day conference in San Diego to explore the various aspects of bar code medication administration. The invitation-only meeting gathered top experts and thought leaders in bar coding from around the nation to discuss the implementation of this new technology and its likely impact.

o	At the BioFUSION 03 award ceremony on June 16, 2003, ALARIS Medical Systems was named the Medical Device Company of the Year. Sponsored jointly by the T Sector Publication and BIOCOM/San Diego, these annual awards recognize outstanding achievements for the San Diego biotech community in a number of categories.

o	During the second quarter, the Company issued three joint press releases highlighting recent Medley™ Medication Safety System purchases by major institutions. Featured in the releases were Brigham and Women’s Hospital in Boston, San Diego Children’s Hospital, and SHARP HealthCare of San Diego. Each has completed a “whole-house” implementation of this safety technology.

Outlook

We are delighted with the results of our recapitalization and look forward to continued improvements in our operating results as we continue to implement our medication safety strategy.

For the third quarter of 2003, we are forecasting sales growth of approximately 16% over the $113.1 million reported for the same quarter last year. In constant currency the sales growth is forecasted at approximately 11%. Earnings per share for the third quarter are forecasted to be approximately $.10 to $.12.

ALARIS Medical Systems Reports Second Quarter Results

For the fourth quarter of 2003, we are forecasting sales growth of 13% to 14% over the $134.4 million (which was 20% over the fourth quarter of 2001) reported for the same quarter last year. In constant currency the sales growth is forecasted at 9% to 10%. Earnings per share for the fourth quarter are forecasted to be approximately $.17 to $.19. We have historically experienced seasonality in our sales with fourth quarter sales being greater than earlier quarters. This is primarily due to seasonal characteristics of the industry including hospital capital equipment purchasing patterns. We are forecasting that the fourth quarter of 2003 will continue to experience similar seasonality.

For full year 2003, we are forecasting sales growth of approximately 15% to 16% (approximately 10% to 11% in constant currency) over 2002. Income from operations is currently forecasted to be 28% to 31% higher than the $71.7 million reported for full year 2002. Due to the large loss from the recapitalization activities during the second quarter, we are currently forecasting a net loss for the year, with a net loss per share of approximately $.16 to $.18. Excluding recapitalization expenses, full year 2003 earnings per share are forecasted to be $.42 to $.44. The actual loss per share for the six months ended June 30, 2003 was $.55. After excluding the recapitalization expenses, earnings per share would have been $.13 for such period. Adding the third and fourth quarter 2003 earnings per share guidance contained herein to the $.55 actual loss per share for the first half of 2003 will not equal the full year loss per share guidance. This is a result of a GAAP requirement to exclude common stock equivalents (such as stock options) from the weighted average shares during loss periods but to include such common stock equivalents during income periods. Since we are forecasting a net loss for full year 2003, common stock equivalents have not been included in computing the forecasted loss per share.

Looking beyond 2003, we continue to target sales growth of 10% — 13% per year in constant currency. Our objective is to grow operating income faster than sales and net income faster than operating income. We plan to continue to reduce our leverage, with a target of about $300 million of debt outstanding at year-end 2005.

About ALARIS Medical Systems, Inc.

ALARIS Medical Systems, Inc. develops practical solutions for medication safety. The Company designs, manufactures and markets intravenous (IV) medication delivery and infusion therapy devices, needle-free disposables and related monitoring equipment in the United States and internationally. ALARIS Medical Systems’ proprietary Guardrails® Safety Software, its other “smart” technologies and its “smart” services help to reduce the risks and costs of medication errors, help to safeguard patients and clinicians and also gather and record clinical information for review, analysis and transcription. The Company provides its products, professional and technical support and training services to over 5,000 hospital and health care systems, as well as alternative care sites, in more than 120 countries through its direct sales force and distributors. With headquarters in San Diego, ALARIS Medical Systems employs approximately 2,900 people worldwide. Additional information on the Company can be found at http://www.alarismed.com.

This news release contains forward-looking statements as defined in the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Persons reading this release are cautioned that such forward-looking statements involve risks and uncertainties, including the significant leverage to which the Company is subject. Such risk factors are detailed in the Securities and Exchange Commission filings of ALARIS Medical Systems, Inc., formerly known as ALARIS Medical, Inc., including Form 10-K for the year ended Dec. 31, 2002, and other filings. On June 30, 2003 the two companies were merged. Subsequent SEC filings are available only for ALARIS Medical Systems, Inc. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

[Financial Tables to Follow]

ALARIS MEDICAL SYSTEMS, INC. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited) (Dollar and share amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Sales	$127,765	$108,520	$248,939	$212,920

Cost of sales	59,160	54,390	117,160	107,078

Gross profit	68,605	54,130	131,779	105,842

Selling and marketing expenses	25,535	21,077	49,777	42,513
General and administrative expenses	12,185	10,548	23,327	20,264
Research and development expenses	9,501	7,580	18,299	13,782
Restructuring and other non-recurring items	-	-	-	(585)

Total operating expenses	47,221	39,205	91,403	75,974

Interest income from sales-type
capital leases	877	1,122	1,750	2,311

Income from operations	22,261	16,047	42,126	32,179

Other income (expenses):
Interest income	291	269	513	482
Interest expense	(14,103)	(14,464)	(28,659)	(28,891)
Recapitalization expenses	(66,150)	-	(67,695)	-
Other, net	(711)	193	(522)	(301)

Total other expense	(80,673)	(14,002)	(96,363)	(28,710)

(Loss) income before income taxes	(58,412)	2,045	(54,237)	3,469
(Benefit from) provision for income taxes	(22,536)	818	(20,908)	1,388

Net (loss) income	$(35,876)	$1,227	$(33,329)	$2,081

Net (loss) income per common share, basic	$(.59)	$.02	$(.55)	$.03

Net (loss) income per common share, diluted	$(.59)	$.02	$(.55)	$.03

Weighted average common shares outstanding, basic	60,543	59,347	60,160	59,270

Weighted average common shares outstanding, diluted	60,543	62,320	60,160	61,519

ALARIS MEDICAL SYSTEMS, INC. CONDENSED CONSOLIDATED BALANCE SHEET (Dollar and share amounts in thousands, except per share data)

ASSETS
	June 30, 2003	December 31, 2002
	(Unaudited)
Current assets:
Cash and cash equivalents	$30,746	$69,739

Receivables, net	83,350	90,050
Inventories	61,092	56,924
Deferred tax assets, net, current	40,683	18,063
Prepaid expenses and other current assets	7,992	8,703

Total current assets	223,863	243,479

Net investment in sales-type capital leases, less current portion	12,420	16,050
Property, plant and equipment, net	60,047	56,448
Other non-current assets	42,391	35,666
Goodwill	143,984	143,984
Intangible assets, net	88,973	90,074

	$571,678	$585,701

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$2,450	$-

Accounts payable	25,855	19,187
Accrued expenses and other current liabilities	51,734	51,157

Total current liabilities	80,039	70,344

Long-term debt	417,575	527,468
Other non-current liabilities	26,882	20,038

Total non-current liabilities	444,457	547,506

Contingent liabilities and commitments
Stockholders' equity:
Non-redeemable preferred stock, authorized 9,000 shares,
issued and outstanding: none	-	-
Common stock, authorized 85,000 shares at $.01 par value;
issued 69,727 and 60,045 shares at June 30, 2003
and December 31, 2002, respectively	697	600
Capital in excess of par value	260,834	151,423
Accumulated deficit	(210,736)	(177,407)
Treasury stock, at cost, 453 shares issued at June 30, 2003
and December 31, 2002	(2,027)	(2,027)
Accumulated other comprehensive loss	(1,586)	(4,738)

Total stockholders' equity	47,182	(32,149)

	$571,678	$585,701

ALARIS MEDICAL SYSTEMS, INC. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited) (Dollars in thousands)

	Six Months Ended June 30,
	2003	2002
Cash flows from operating activities:
Net (loss) income	$(33,329)	$2,081

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	12,743	11,365
Stock options granted to non-employees for service	-	100
Net loss on disposal of property, plant and equipment	357	129
Debt discount and issue costs amortization	1,323	1,324
Accretion of bond interest	8,921	8,859
Recapitalization expenses	67,695	-
(Increase) decrease in assets:
Receivables, net	7,690	(3,905)
Inventories	(3,967)	4,511
Prepaid expenses and other current assets	1,317	(509)
Deferred tax assets, net, current	(22,729)	(118)
Net investment in sales-type capital leases, non-current portion	3,630	4,084
Other non-current assets	614	(123)
Increase (decrease) in liabilities:
Accounts payable	7,165	(2,906)
Accrued expenses and other current liabilities	(1,160)	(9,362)
Other non-current liabilities	6,844	2,012

Net cash provided by operating activities	57,114	17,542

Cash flows from investing activities:
Capital expenditures	(13,727)	(6,435)
Patents, trademarks and other	(7,837)	(647)

Net cash used in investing activities	(21,564)	(7,082)

Cash flows from financing activities:
Repurchase of debt and related costs	(591,814)	-
Principal payments on long-term debt	-	(15,969)
Proceeds from term loan borrowing	245,000	-
Proceeds from issuance of long-term debt	175,000	-
Proceeds from exercise of stock options	2,154	1,547
Proceeds from sale of common stock	113,750	-
Equity issuance costs	(6,868)	-
Debt issuance costs	(12,230)	-

Net cash used in financing activities	(75,008)	(14,422)

Effect of exchange rate changes on cash	465	416

Net decrease in cash	(38,993)	(3,546)
Cash and cash equivalents at beginning of period	69,739	51,200

Cash and cash equivalents at end of period	$30,746	$47,654

ALARIS MEDICAL SYSTEMS, INC. SCHEDULE OF SUPPLEMENTAL FINANCIAL DATA (Unaudited) (Dollars in millions)

Sales data:

        We report our sales results consistent with our two geographical segments: North America and International. The following table summarizes sales to customers by each segment.

	Three Months Ended June 30,			Six Months Ended June 30,
	2003	2002	incr/(decr)	2003	2002	incr/(decr)
North America
Infusion Instruments	$ 24.8	$ 18.3	36%	$ 43.8	$ 30.7	43%
Dedicated Disposables	36.9	34.6	7%	72.8	68.4	6%
Other Disposables and Service	19.9	18.0	11%	39.4	35.1	12%

Subtotal	81.6	70.9	15%	156.0	134.2	16%

Patient Monitoring	6.3	6.6	(5%)	11.9	12.7	(6%)

North America Total	$ 87.9	$ 77.5	13%	$ 167.9	$ 146.9	14%

International
Infusion Instruments	$ 10.1	$ 7.4	36%	$ 24.1	$ 19.9	21%
Dedicated Disposables	21.7	17.5	24%	42.2	34.5	22%
Other Disposables and Service	6.9	4.5	53%	12.4	8.8	41%

Subtotal	38.7	29.4	32%	78.7	63.2	25%

Patient Monitoring	1.2	1.6	(25%)	2.3	2.8	(18%)

International Total	$ 39.9	$ 31.0	29%	$ 81.0	$ 66.0	23%

ALARIS Medical Systems Total	$ 127.8	$ 108.5	18%	$ 248.9	$ 212.9	17%

ALARIS MEDICAL SYSTEMS, INC. SCHEDULE SCHEDULE RECONCILING GAAP DATA TO PRO FORMA NON-GAAP DATA (Unaudited) (Dollar and share amounts in thousands, except per share data)

        The following table sets forth a reconciliation of our reported net loss and net loss per common share for the three and six months ended June 30, 2003 to our net income and net income per share on a pro forma basis as if the recapitalization and the sale on July 2, 2003 of the additional 900,000 shares of common stock had occurred on January 1, 2003, which pro forma amounts are non-GAAP financial measures. The pro forma data exclude the effect of the pre-tax charges of $66.2 million and $67.7 million we recorded for the three and six months ended June 30, 2003, respectively.

        The pro forma data assume that the following transactions occurred on January 1, 2003: (i) the sale of 10 million shares of common stock; (ii) the sale of $175 million aggregate principal amount of ALARIS Medical Systems’ new 7-1/4% senior subordinated notes due 2011; (iii) borrowings of a $245 million term loan under the Credit Facility at an annual interest rate of 4.05%; (iv) the repurchase of all of our outstanding indebtedness pursuant to tender offers; and (v) other debt repurchases made in 2003.

        The pro forma data is being presented to give management and investors an enhanced understanding of the effect of the recapitalization on our operating results. Management believes that the significant reduction in future interest expense resulting from the recapitalization is material to an understanding of our business and will have a significant impact on cash flow and earnings. We have excluded the effect of the recapitalization expenses from the pro forma data because such expenses will not have a continuing impact on the Company. The pro forma data is not necessarily indicative of the results of operations that would have been achieved had the transactions reflected therein been consummated prior to the period presented.

	Three Months Ended June 30, 2003	Six Months Ended June 30, 2003
Net loss, as reported	$(35,876)	$(33,329)
Adjustments to exclude recapitalization:
Recapitalization expenses	66,150	67,695
Income tax benefit	(25,679)	(26,279)

Net income, excluding recapitalization	4,595	8,087

Pro forma adjustments:
Interest expense	7,795	15,920
Other, net	(38)	(75)
Provision for taxes	(2,836)	(5,992)

Net income, pro forma	$9,516	$17,940

Net loss per common share, diluted, as reported	$(.59)	$(.55)

Net income per common share, diluted, excluding recapitalization	$.07	$.13

Net income per common share, diluted, pro forma	$.13	$.24

Weighted average common shares outstanding, as reported	60,543	60,160
Dilutive common stock equivalents	4,405	4,269

Weighted average common shares
outstanding, diluted, assuming net income for period	64,948	64,429
Pro forma adjustment:
Weighted average effect of sale of common stock	9,500	9,749

Weighted average common shares
outstanding diluted, pro forma	74,448	74,178